Exhibit 99.1

CCC Closes Purchase of Steel Valley Plastics and Announces Consolidation and Expansion of Facilities

ATLANTA, GA – December 15, 2005 – Consolidated Container Company (CCC), headquartered in Atlanta, Georgia, announced the completion of its acquisition of substantially all of the assets of Steel Valley Plastics of Warren, Ohio – a manufacturer of 3 and 5-gallon polycarbonate water bottles. This transaction, announced as pending on December 5th, closed on December 14th. Terms of the acquisition were not disclosed.

Concurrently, on December 15th, CCC announced its intention to wind down operations in its polycarbonate manufacturing facility in Leetsdale, Pennsylvania immediately, with the goal of closing the facility in mid-February. CCC also announced that it will be expanding the new Warren, Ohio plant, adding two more manufacturing lines, a significant amount of support equipment and increasing the size of the Warren facility. The expanded plant will employ 25-30 people.

Jeff Greene, President and CEO of CCC, stated, “The acquisition and expansion of the Steel Valley Plastics plant will allow CCC to significantly upgrade the quality and service of its polycarbonate manufacturing facilities in the Northeast and Great Lakes regions. The consolidation of the Leetsdale and Warren platforms into a single entity will create a significantly better manufacturing operation that will enable us to service our customers more quickly and with a wider range of products than ever before in this region.”

The acquisition of Steel Valley Plastics marks the third acquisition this year by CCC. Previous acquisitions included STC Plastics of Chino, California, purchased in February, and Mayfair Plastics of Carson, California, purchased in June.

Consolidated Container Company, which was formed in 1999, is a leading North American developer, manufacturer and marketer of rigid plastic containers for many of the largest branded consumer products and beverage companies in the world. CCC has long-term customer relationships with many blue-chip companies including Dean Foods, DS Waters of

America, The Kroger Company, Nestle Waters North America, The Procter & Gamble Company, Coca-Cola North America, Quaker Oats, Scotts and Colgate-Palmolive. CCC serves its customers with a wide range of manufacturing capabilities and services through a nationwide network of strategically located manufacturing facilities and a research, development and engineering center located in Atlanta, Georgia. Additionally, the company has 3 international manufacturing facilities in Canada and Mexico.

This document may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Such forward-looking statements, particularly those statements regarding the timing and effects of the acquisition, reflect CCC’s current expectations and beliefs, are not guarantees of performance of CCC and are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from those described in the forward-looking statements. For example, such risks, uncertainties, assumptions and other factors include, without limitation, the possibility that (1) the companies may be unable to agree upon the terms of a definitive agreement; (2) problems may arise in successfully integrating the businesses of the two companies; (3) the acquisition may involve unexpected costs; (4) the combined company may be unable to achieve cost-cutting synergies; and (5) the businesses may suffer as a result of uncertainty surrounding the acquisition. For a further discussion of other risks, uncertainties, assumptions and other factors, see CCC’s filings with the Securities and Exchange Commission. CCC undertakes no duty to update forward-looking statements.